Exhibit 99.1

First Foundation Inc. Appoints Kevin Thompson as Chief Financial Officer

IRVINE, Calif.-- First Foundation Inc. (NASDAQ: FFWM) (“First Foundation”), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, today announced the appointment of Kevin Thompson as Executive Vice President, Chief Financial Officer.

“I believe Kevin will be instrumental in our next stage of growth and development,” said Scott F. Kavanaugh, Chief Executive Officer, First Foundation Inc. “As First Foundation continues to grow, it will be key to have financial leadership to help guide our strategies going forward. We are confident that Kevin has the experience to manage the financial functions of our complex, industry-leading business.”

Thompson will lead the financial operations teams, which support both First Foundation Bank and First Foundation Advisors. He will report directly to Kavanaugh.

"This is an exciting time to join First Foundation and I am grateful for the opportunity," Thompson said. "First Foundation is a leading financial services firm with a business model that has continued to deliver results for its clients as well as its stakeholders. Scott and the entire executive team understand how to build a valuable business and I'm delighted to be a part of it.”

Thompson brings over 20 years of experience in corporate finance, with emphasis in financial reporting, strategic planning, and mergers and acquisitions. Prior to joining First Foundation, he was the Executive Vice President, Chief Financial Officer and Treasurer for Opus Bank. Before then, he served as Executive Vice President, Chief Financial Officer for Midland States Bank, and Senior Vice President, Corporate Finance for Zions Bancorporation. He began his career by serving in senior financial roles as a consultant, auditor, and international controller, before joining American Express Centurion Bank as the Controller. He then went on to become the bank’s Chief Financial Officer and Treasurer.

He received both his bachelor's degree and Master’s in Business Administration from Brigham Young University. Thompson is a Certified Public Accountant.

About First Foundation

First Foundation, a financial institution founded in 1990 provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada, and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

First Foundation Inc.

Tyler J. Resh

Director of Marketing and Strategy

949-202-4131 // tresh@ff-inc.com